Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-53902, 333-93823 and 333-74209) and on Form S-3 (Nos. 333-109969, 333-107881, 333-90442, 333-89566, 333-65112 and 333-53858) of Intraware, Inc. of our report dated April 15, 2005 relating to the financial statements, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Jose, California

April 21, 2005